Exhibit 10.5

DIRECTOR AGREEMENT

This DIRECTOR AGREEMENT is made as of this ____ day of December, 2011 (the "Agreement"), by and between MobileBits Holdings Corporation, a Nevada corporation ("MobileBits Holdings"), Pringo, Inc., a Delaware company (“Pringo”), MobileBits Corporation, a Florida corporation (“MobileBits Corporation”), and Farid Moradi (the “Director”).

WHEREAS, MobileBits Holdings, Pringo, and MobileBits Corporation each appointed the Director as a member of the Board of Directors of each entity’s board (each, a “Board”) on December ___, 2011 and desire to enter into an agreement with the Director with respect to such appointment; and

WHEREAS, the Director wishes to accept such appointment and serve MobileBits Holdings, Pringo and MobileBits Corporation on the terms set forth herein, and in accordance with, the provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

Unless otherwise specifically noted, the terms and conditions below shall be applicable to the Director with respect to each individual entity: MobileBits Holdings, Pringo and MobileBits Corporation (each, the “Company”), as if fully set forth in three separate agreements by and between MobileBits Holdings and Director, Pringo and Director and MobileBits Corporation and Director.

1.           Position.  Subject to the terms and provisions of this Agreement, the Company shall cause the Director to be appointed as a member of the Board to fill a directorship and the Director hereby agrees to serve the Company in that position upon the terms and conditions hereinafter set forth, provided, however, that the Director's continued service on the Board after the initial term on the Board shall be subject to any necessary approval by the Company's stockholders.

2.           Duties.  During the Directorship Term (as defined in Section 5 hereof), the Director shall serve as a member of the Board, and the Director shall perform services as is consistent with Director’s position with the Company, as required and authorized by the By-Laws and Articles of Incorporation of the Company, as amended, and in accordance with high professional and ethical standards and all applicable laws and rules and regulations pertaining to the Director’s performance hereunder, including without limitation, laws, rules and regulations relating to a public company.

The Director will use his/her best efforts to promote the interests of the Company. The Company recognizes that the Director (i) is or may become a full-time employee of another entity and that his/her responsibilities to such entity must have priority and (ii) sits or may sit on the Board of Directors of other entities. Notwithstanding same, the Director will use reasonable business efforts to coordinate his/her respective commitments so as to fulfill his/her obligations to the Company and, in any event, will fulfill his/her legal obligations as a Director. Other than as set forth above, the Director shall not, without the prior notification to the Board, engage in any other business activity which could materially interfere with the performance of his/her duties, services and responsibilities hereunder or which is in violation of the policies established from time to time by the Company, provided that the foregoing shall in no way limit his/her activities on behalf of (i) his/her current employer and its affiliates or (ii) the Board of  Directors of those entities on which he/she sits. At such time as the Board receives such notification, the Board may require the resignation of the Director if it determines that such business activity does in fact materially interfere with the performance of the Director’s duties, services and responsibilities hereunder.

                        The Director's status during the Directorship Term shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect.

3.            Board Committees.  The Director hereby agrees to serve on or head a Committee of the Board at the Company’s discretion and to perform all of the duties, services and responsibilities necessary thereunder.

4.            Monetary Remuneration. Section 4 represents the exclusive compensation and benefits that the Director is entitled to for the services rendered hereunder. All payments and other consideration made or provided to the Director under Section 4 shall be made or provided without withholding or deduction of any kind, and the Director shall assume sole responsibility for discharging all tax or other obligations associated therewith.

(a) Stock Options.  Subject to the MobileBits Holdings Board’s approval, MobileBits Holdings shall grant a stock option (the “Option”) to the Director to purchase a total of one hundred and fifty thousand (150,000) shares of common stock of MobileBits Holdings (the “Common Stock”) at an exercise price of $0.51 USD per share for the Director’s services rendered hereunder for all three entities, MobileBits Holdings, Pringo and MobileBits Corporation.

(i)
Vesting of Stock Options. The Option shall vest and become excisable on the first anniversary of the date of grant, provided that none of the Directorship Terms are terminated under Section 5(d), Section 5(f), and Section 5(g). Notwithstanding the above, the Option shall immediately vest and be issued to the Director if any of the Directorship Terms are terminated in accordance with Section 5(b), Section 5(c), and Section 5(e) hereof.  In the event that a change of control occurs resulting from (i) a merger of MobileBits Holdings into or with another person or entity (other than with an affiliated entity or subsidiary of the Company), or any sale or transfer of the equity interests of MobileBits Holdings in any such case in which the equity holders of MobileBits Holdings immediately prior to such transaction possess less than 50% of MobileBits Holdings’ or the surviving entity's issued and outstanding equity interests immediately after such transaction; or (ii) the sale by MobileBits Holdings of all or substantially all of its assets, the Option shall immediately vest and be issued to the Director.

(ii)
Termination of Stock Options. The Option expires and shall not be exercised upon the fifth anniversary of the date of grant; provided that if any of the directorships are terminated under Section 5(b), Section 5(c), and Section (e), the Option shall terminate upon the expiration of the applicable time period following termination of  service in accordance with the following:

(A) eighteen (18) months, if the directorship is terminated under Section 5(b);
(B) twelve (12) months, if the directorship is terminated under Section 5(c);
(D) three (3) months, if the directorship is terminated under Section 5(e).

(b)  Meeting Fees.  For in-person attendance to a Board meeting during the Directorship Term, the Director shall receive $300.00 USD as compensation.  For remote attendance to a Board meeting during the Directorship Term, the Director shall receive $150.00 USD as compensation.
(c) Expense Reimbursements.  During the Directorship Term, the Company shall reimburse the Director for all reasonable out-of-pocket expenses incurred by the Director in attending any in-person meetings, provided that the Director complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses. Any expense in excess of $100.00 for a single item and $500 in total must be approved in advance by the Company. Any reimbursements for allocated expenses (as compared to out-of-pocket expenses of the Director) must also be approved in advance by the Company.

5.           Directorship Term.  The "Directorship Term", as used in this Agreement, shall mean the period commencing on the date hereof and terminating on the earliest of the following to occur:

(a) one (1) year from the date hereof, subject to a one (1) year renewal term upon re-election by a majority of the shareholders of the Company;

(b)  the death of the Director ("Death");

(c) the disability of the Director during the Directorship Term; For purposes of this Agreement, “Disability” shall mean a determination  by the Company in accordance with applicable law that due to a physical or mental injury, infirmity or incapacity, the Director is unable to perform the essential functions of his/her job with or without accommodation for 60 days (whether or not consecutive) during any 12-month period;

(d) the termination of the Director from the position of member of the Board by the Director’s resignation;

(e) the removal of the Director from the Board by the shareholders of the Company;

(f) the resignation by the Director from the Board if after the date hereof, the Chief Executive Officer of his/her current employer determines that the Director's continued service on the Board conflicts with his/her fiduciary obligations to his/her current employer (a "Fiduciary Resignation"); and

(g) the resignation by the Director from the Board if the Board or the Chief Executive Officer of his/her current employer requires the Director to resign and such resignation is not a Fiduciary Resignation.

6.           Director's Representation and Acknowledgment.  The Director represents to the Company that his/her execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that he/she may have with or to any person or entity, including without limitation, any prior employer. The Director hereby acknowledges and agrees that this Agreement (and any other agreement or obligation referred to herein) shall be an obligation solely of the Company, and the Director shall have no recourse whatsoever against any stockholder of the Company or any of their respective affiliates with regard to this Agreement.

7.        Director Covenants.

(a)  Unauthorized Disclosure.  The Director agrees and understands that in the Director's position with the Company, the Director has been and will be exposed to and receive nonpublic information and information relating to the confidential affairs of the Company and its affiliates (the “Protected Information”), including but not limited to technical information, business and marketing plans, strategies, customer information, other information concerning the Company's products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be nonpublic, confidential and in the nature of trade secrets. The Director agrees that any Protected Information shall be used only in furtherance of the performance of the Director’s position with the Company and in the best interest of the Company. The Director agrees that during the Directorship Term and thereafter, the Director will keep such information confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, however, that (i) the Director shall have no such obligation to the extent such information is or becomes publicly known or generally known in the Company's industry other than as a result of the Director's breach of his/her obligations hereunder and (ii) the Director may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or judicial or regulatory process. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Directorship Term, the Director will promptly return to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data or any other tangible product or document which has been produced by, received by or otherwise submitted to the Director in the course or otherwise as a result of the Director's position with the Company during or prior to the Directorship Term, provided that, the Company shall retain such materials and make them available to the Director if requested by him/her in connection with any litigation against the Director under circumstances in which (i) the Director demonstrates to the reasonable satisfaction of the Company that the materials are necessary to his/her defense in the litigation, and (ii) the confidentiality of the materials is preserved to the reasonable satisfaction of the Company.

(b)  Non-Solicitation.  During the Directorship Term and for a period of three (3) years thereafter, the Director shall not interfere with the Company's relationship with, or endeavor to entice away from the Company, any person who, on the date of the termination of the Directorship Term, was an employee or customer of the Company or otherwise had a material business relationship with the Company.

(c)  Remedies.  The Director agrees that any breach of the terms of this Section 7 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Director therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Director and/or any and all entities acting for and/or with the Director, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Director. The Director acknowledges that the Company would not have entered into this Agreement had the Director not agreed to the provisions of this Section 7.

The provisions of this Section 7 shall survive any termination of the Directorship Term, and the existence of any claim or cause of action by the Director against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 7.

8.           Indemnification.  The Company agrees to cover the Director under any directors and officers’ liability insurance obtained by the Company.   In addition to and without limiting any other right or remedy available to the Director, the Company agrees to indemnify and hold Director harmless to the fullest extent authorized in the Company’s Certificate of Incorporation, as amended, bylaws, as amended, and applicable law, from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any the Director is a party)) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, Director’s performance of his/her activities as a Director of the Company, including, without limitation, any act or omission by Director in connection with its acceptance of or the performance or non-performance of its obligations under this Agreement between the Company and the Director to which these indemnification provisions are attached and form a part, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence, fraud or willful misconduct of the Director seeking indemnification hereunder.

9.           Non-Waiver of Rights.  The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party to enforce each and every provision in accordance with its terms. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at that time or at any prior or subsequent time.

10.           Notices.  Every notice relating to this Agreement shall be in writing and shall be given by personal delivery or by registered or certified mail, postage prepaid, return receipt requested; to:

If to the Company:
MobileBits Holdings Corporation / Pringo, Inc. / MobileBits Corporation
Attn. Majid Abai, CEO
11835 W. Olympic Blvd.
Suite 855
Los Angeles, CA 90064

If to the Director:
Farid Moradi
10460 Lindbrook Drive
Los Angeles, CA 90024

Either of the parties hereto may change their address for purposes of notice hereunder by giving notice in writing to such other party pursuant to this Section 10.

11.           Binding Effect/Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, the Director shall not assign all or any portion of this Agreement without the prior written consent of the Company.

12.           Entire Agreement.  This Agreement (together with the other agreements referred to herein) sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter.

13.           Severability.  If any court of competent jurisdiction determines that any provisions set forth in this Agreement, including Section 7, are held to be invalid, unreasonable, arbitrary or against public policy, then such portion of such provisions shall be enforceable respect to the maximum duration, scope and territory as the court determines to be reasonable, and all other provisions of this Agreement shall remain unaffected.

14.           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada, without reference to the principles of conflict of laws. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Nevada state or federal court and the parties hereto hereby consent to the jurisdiction of such courts in any such action or proceeding; provided, however, that neither party shall commence any such action or proceeding unless prior thereto the parties have in good faith attempted to resolve the claim, dispute or cause of action which is the subject of such action or proceeding through mediation by an independent third party.

15.           Legal Fees.  The parties hereto agree that the non-prevailing party in any dispute, claim, action or proceeding between the parties hereto arising out of or relating to the terms and conditions of this Agreement or any provision thereof (a "Dispute"), shall reimburse the prevailing party for reasonable attorney's fees and expenses incurred by the prevailing party in connection with such Dispute.

16.           Modifications.  Neither this Agreement nor any provision hereof may be modified, altered, amended or waived except by an instrument in writing duly signed by the party to be charged.

17.           Tense and Headings.  Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

18.           Counterparts.  This Agreement may be executed in counterparts (including facsimile and .pdf counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company has caused this Director Agreement to be executed by authority of its Board of Directors, and the Director has hereunto set his/her hand, on the day and year first above written.

MOBILEBITS HOLDINGS CORPORATION

By:  _____________________________
Name:         Majid Abai
Title:           Chief Executive Officer

MOBILEBITS CORPORATION

By:  _____________________________
Name:         Majid Abai
Title:           Chief Executive Officer

PRINGO, INC.

By:  _____________________________
Name:         Majid Abai
Title:           Chief Executive Officer

DIRECTOR

__________________________________
Name:           Farid Moradi

[-Signature Page to Director Agreement-]